UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 7, 2014
Date of Report (Date of earliest event reported)
GAIN CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
(Address of Principal Executive Offices)
(908) 731-0700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On March 7, 2014, GAIN Capital Holdings, Inc. (the "Company") entered into a Membership Interest Purchase Agreement (the "GAA Agreement") with Global Asset Advisors, LLC ("GAA"), Lucky Good Dog, L.L.C. ("LGD"), Glenn A. Swanson and Andrew W. Daniels (as sellers' representative). Upon the terms and subject to the conditions set forth in the GAA Agreement, the Company has agreed to purchase 55% of the outstanding membership interests in GAA from LGD and Mr. Swanson (collectively, the "GAA Sellers"). The membership interests will be purchased for an aggregate purchase price consisting of (i) $4,420,240 in cash to be paid upon the closing of the transaction and (ii) 116,801 shares of the Company's common stock. The purchase price is subject to upwards or downwards adjustment based on GAA's working capital and cash at the closing date. Under the terms of the GAA Agreement, LGD and Mr. Swanson are also entitled to receive, for a period of seven years after the closing of the acquisition, annual payments of a portion of the net interest earned on the assets of clients of GAA at the time of the closing. Under the terms of the Amended and Restated Operating Agreement of GAA, which will be executed on the closing of the acquisition, the Company shall have, for a period of six years after the closing, a call right to purchase the remaining membership interests in GAA for a price based on a multiple of GAA's trailing twelve month EBITDA. From the third anniversary through the sixth anniversary of the closing date, the GAA Sellers may put their remaining interests in GAA to the Company on the same terms.

Also on March 7, 2014, the Company entered into a Membership Interest Purchase Agreement (the "Top Third Agreement") with Top Third Ag Marketing LLC ("Top Third"), LGD, Mark Gold and Glenn A. Swanson. Upon the terms and subject to the conditions set forth in the Top Third Agreement, the Company has agreed to purchase 55% of the outstanding membership interests in Top Third from LGD and Messrs. Gold and Swanson (collectively, the "Top Third Sellers"). The membership interests will be purchased for an aggregate purchase price consisting of $4,749,289, a portion of which will be payable to Mr. Gold contingent upon his satisfying certain requirements over the three year period following the closing date of the acquisition. The purchase price is subject to upwards or downwards adjustment based on Top Third's cash at the closing date. Under the terms of the Amended and Restated Operating Agreement of Top Third, which will be executed on the closing of the acquisition, the Company shall have, for a period of six years after the closing, a call right to purchase the remaining membership interests in Top Third for a price based on a multiple of Top Third's trailing twelve month EBITDA. From the third anniversary through the sixth anniversary of the closing date, the Top Third Sellers may put their remaining interests in Top Third to the Company on the same terms.

Each of the GAA Agreement and the Top Third Agreement contains customary representations and warranties that generally survive the signing date until the date that is 24 months after the closing date, although certain fundamental representations and warranties will survive indefinitely. The parties to each agreement are subject to customary covenants between the date of the agreements and their respective closing dates, and the subject of each agreement is subject to the satisfaction of customary closing conditions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 12, 2014

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Jason Emerson
Jason Emerson
Chief Financial Officer